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                                                                      EXHIBIT 99
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FOR IMMEDIATE RELEASE                             CONTACT: DONALD J. RADKOSKI OR
JULY 7, 2004                                      MARY CUSICK (614) 491-2225

              BOB EVANS FARMS COMPLETES ACQUISITION OF MIMI'S CAFE

     COLUMBUS, Ohio -- Bob Evans Farms, Inc. (Nasdaq: BOBE) today announced that it has successfully completed the acquisition of SWH Corporation (d/b/a Mimi's
Cafe) for approximately $103 million in cash plus the assumption of approximately $79 million of outstanding indebtedness. The terms were unchanged from those in the definitive agreement, as previously disclosed on June 14, 2004.

     Mimi's owns and operates 81 Mimi's Cafe casual restaurants, mostly in California and other western states. Mimi's total revenues for calendar year 2003 were $240.5 million, with average sales per restaurant of approximately $3.3 million.

     "We are very pleased to officially welcome Mimi's and its more than 7,000 dedicated employees into the Bob Evans family," said Stewart K. Owens, chairman of the board and chief executive officer. "The addition of Mimi's, with its attractive unit-level economics and faster growth rate than Bob Evans Restaurants, should enable us to accelerate the company's overall growth in the years ahead. Given Mimi's operations across all three day parts, its family orientation and its emphasis on freshly prepared, high-quality food, our companies have much in common and can both benefit from this combination. At the same time, Mimi's complements our existing operations in several key respects, which gives us a more balanced business model to drive future growth."

     Bob Evans Farms, Inc. owns and operates 555 Bob Evans Restaurants in 20 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States; nine Owens Restaurants in Texas; and 81 Mimi's Cafe restaurants in 10 states, primarily in California and other western states. The company is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company's Web site at www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 The statements contained in this news release which are not historical fact are "forward-looking statements" that involve various important assumptions, risks, uncertainties and other factors which could cause the company's actual results for fiscal 2005 and beyond to differ materially from those expressed in such forward-looking statements. These important factors include, without limitation, accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of Mimi's Cafe, and unanticipated changes in business and economic conditions affecting Mimi's Cafe.






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